UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CRYO-CELL INTERNATIONAL, INC.

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June 13, 2007

VOTE THE WHITE CARD FOR STRONG MANAGEMENT AND

SUSTAINABLE LONG-TERM PERFORMANCE

Dear Fellow Shareholder:

Cryo-Cell’s Annual Shareholder Meeting will be held on July 16th in Oldsmar, Florida. This year your vote for the Company’s Board nominees is more critical than ever before. That’s why we are asking for just a few minutes of your time to consider your Board’s accomplishments and objectives and to vote your shares. Simply put, your Company’s future is at stake.

Whether or not you plan to attend the Annual Meeting, your Board of Directors urges you to vote FOR your Board’s nominees by signing, dating and returning the enclosed WHITE PROXY CARD today.

YOUR BOARD HAS A PROVEN TRACK RECORD OF PERFORMANCE AND A SOLID

STRATEGIC PLAN TO ACHIEVE GLOBAL LEADERSHIP IN STEM CELL INNOVATION

In fiscal year 2003, which began before your current Board and management was in place; the Company had $7.55 million in revenue and $7.5 million in net losses. Approximately a year and a half after current management was in place, revenue for fiscal year 2005 almost doubled to $14.5 million and the Company registered $1 million in net income. The Company delivered nine consecutive quarters of profitability from the first quarter of 2004 through the first quarter of 2006. Consolidated revenues in fiscal year 2006 increased approximately 19% from fiscal year 2005 to $17.2 million. In Cryo-Cell’s most recently reported Q107, revenues increased by 13% over Q106. In other words, your Company has made continuing progress quarter over quarter; year over year.

In early 2006, the Cryo-Cell Board of Directors made the carefully evaluated decision to take a bold strategic step forward by investing in the growth of our business as part of our long-term strategic plan, with keen focus on repositioning the U-Cord® service, expanding our market reach and achieving product diversification. We continue to believe that this chosen strategy will serve as the optimal pathway to create long-term and sustainable value for Cryo-Cell shareholders over time. Highlights of our progress include:

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The May 2007 announcement of Cryo-Cell’s successful isolation of the maternal placental stem cell (MPSC) with new therapeutic potential for advancing women’s healthcare. Cryo-Cell has filed patent applications on its proprietary technology and is preparing to commercialize its technology into an exclusive new service offering involving the collection and preservation of maternal stem cells from placenta at the time of birth. The Company is partnering with several prominent academic institutions specializing in regenerative medicine and has commenced preclinical (animal) studies as part of Cryo-Cell’s MPSC commercialization strategy.

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The successful 2006 implementation of comprehensive strategic initiatives designed to reposition and re-brand Cryo-Cell’s signature U-Cord® product with innovative industry-exclusive and competitively differentiated service enhancements.

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We believe that we are the only private family cord blood bank with current Good Manufacturing Practice/Good Tissue Practice (cGMP/cGTP) compliance; International Organization for Standardization (ISO) and AABB (formerly American Association of Blood Banks) accreditation.

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Our outstanding client satisfaction ratings for 2006 with nearly 40% of Cryo-Cell clients rating our service as “far exceeds expectations” as measured in an independent survey conducted by Sterling Research Group, Inc.; the highest such rating in the Company’s history.

Notwithstanding Cryo-Cell’s significant progress since fiscal year 2003, rising industry costs in recent years associated with operating a state-of-the-art laboratory in a recently regulated environment, along with increased expenses related to sales and marketing in an intensively competitive landscape, have contributed to the Company’s predictable business challenge of balancing growth with profitability. The current Board and management team, however, has remained steadfastly focused on building enterprise value rather than focusing attention on misguided efforts to affect the daily price of Cryo-Cell stock. We believe that sustainable enterprise value creation will have the most significant and positive impact on the Company’s stock price over time.

As Cryo-Cell continues to execute the Company’s long-term strategy, we are guided along our journey by a collective vision of success based on our team’s expansive business and technological knowledge, experience and industry-recognized expertise. We are confident that the current board and management, with the addition of Andrew Filipowski, are best suited to build on the Company’s success and to continue to add value.

In our view, the Portnoy Group has a conspicuous lack of relevant indicated professional experience in the stem cell preservation industry; regenerative science and women’s healthcare; or relevant public company operating experience. The group consists of two brothers, David and Mark Portnoy; an accountant with prior Portnoy affiliation; a professional with experience in water heaters and home comfort systems; a cardiologist; and a professional with experience in software and hardware integration solutions, also with prior Portnoy affiliation.

The Portnoy Group’s overly simplistic platform to “eliminate any and all unnecessary costs” and “maximize the return from the deployment of CCII’s marketing resources” does not provide Cryo-Cell with any strategic direction or meaningful operating plan to create substantive shareholder value. We believe that Mr. Portnoy’s rhetoric will ring hollow in the new and complex frontier of regenerative medicine and women’s healthcare that is governed by rigorous scientific, technological, regulatory and commercialization protocols.

THE PORTNOY GROUP IS SEEKING CONTROL OF YOUR COMPANY WITHOUT PAYING

YOU A CONTROL PREMIUM

Mr. Portnoy and his group are seeking all six board seats that are available at the upcoming Annual Meeting. If successful, a stockholder group that owns only approximately 13% of the Company’s outstanding shares of common stock will control the Company.

Currently, your Board is comprised of five experienced individuals whose common purpose is to operate the business in the best interest of all stockholders. With the addition of Mr. Filipowski, who is one of the Company’s single largest individual stockholders and who brings a wealth of financial and strategic vision and experience, the Company has added another independent-minded voice to the Board. The Board urges you not to hand over control of your Company to the Portnoy Group.

VOTE THE WHITE CARD!

When you compare the track record, performance and qualifications of Cryo-Cell and our current Board with the inexperienced Portnoy slate and their non-specific “strategic” plan, we believe you will agree the choice is clear: The Cryo-Cell nominees are the right choice!

We strongly recommend that you vote FOR the Cryo-Cell nominees by signing, dating and returning the WHITE proxy card. We urge you NOT to sign or return any gold proxy cards that may be sent to you by Mr. Portnoy, as that will nullify your vote on the WHITE proxy card. If you do return a gold proxy card or have already done so, you can automatically revoke it by signing, dating and returning your WHITE proxy card. If you need assistance or have any questions, please call Georgeson Inc., which is assisting Cryo-Cell with proxy solicitation, at (888) 605-7511. As always, we welcome your comments.

On behalf of your Board of Directors,

Mercedes Walton Chairman and Chief Executive Officer

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Inc. in the self-addressed, postage-paid envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Voting Instruction Form in the self-addressed, postage-paid envelope provided.

Remember—only your latest dated proxy or voting instruction form will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor:

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers (212) 440-9800

Stockholders Call Toll Free (888) 605-7511